             FOR: International Speedway Corporation
                                                                     CONTACT: Wes Harris
                                                                                         Senior Director, Investor Relations
                                                                                        (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY POSTS RECORD RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2004

-Full Year Revenues Increase 18 Percent Over Prior Year-
-Company Reiterates First Quarter 2005 Guidance-

DAYTONA BEACH, FLORIDA - January 27, 2005 - International Speedway Corporation ("ISC")(Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported record results for the fourth quarter and twelve months ended November 30, 2004.

Fourth Quarter Comparison

Total revenues for the fourth quarter were $231.3 million compared to revenues of $152.1 million in the prior-year period. Operating income was $92.6 million during the period compared to $51.8 million in the fourth quarter of fiscal 2003. Net income for the fourth quarter of fiscal 2004 was $54.4 million, or $1.02 per diluted share, compared to net income of $31.6 million, or $0.60 per diluted share, in the prior-year period. Prior period financial statements have been restated to reflect discontinued operations, net of tax, related to the previously announced sale of North Carolina Speedway. In addition, the long-lived assets of Nazareth Speedway are held for sale as of November 30, 2004 and its results are also recorded as discontinued operations, net of tax, for all periods presented.

Significantly contributing to quarterly results was the impact of NASCAR's Realignment initiative, the timing of certain events and the acquisition of Martinsville Speedway. These collective changes resulted in three additional NEXTEL Cup weekends in the 2004 fourth quarter. Specifically, the 2003 Labor Day Cup/Busch weekend at Darlington Raceway was included in third quarter 2003 results, while the 2004 Labor Day Cup/Busch weekend was held at California Speedway during the fourth quarter of 2004. Also as a result of Realignment, Darlington's fall 2004 NEXTEL Cup weekend was held in November, the historical date for North Carolina's NEXTEL Cup weekend. However, the 2003 fourth quarter NEXTEL Cup weekend held at North Carolina is included in discontinued operations for that period. Finally, the July 2004 acquisition of Martinsville resulted in an incremental NEXTEL Cup weekend in the fourth quarter of 2004.

Also impacting quarterly comparisons was a $2.5 million pre-tax charge, or $0.03 per diluted share, included in the 2003 fourth quarter to reflect CART's refusal to return the organization and rights fee paid by ISC for California's event, which was cancelled due to wildfires in the region at that time. CART subsequently filed for bankruptcy. The Company continues to pursue CART in the bankruptcy court to recover at least a portion of the $2.5 million through the bankruptcy process.

Full Year Comparison

For the twelve months ended November 30, 2004, total revenues increased to $647.8 million from $549.1 million in 2003. Operating income for the twelve-month period was $228.4 million compared to $186.8 million in the prior year. Prior period financial statements have been restated to reflect discontinued operations, net of tax, for North Carolina and Nazareth.

Full year net income was $156.3 million, or $2.94 per diluted share, in 2004, which includes:

  A combined loss, net of tax, from the discontinued operations of North Carolina and Nazareth of $6.3 million, or $0.11 per diluted share, which includes a non-cash after tax charge of $8.6 million, or $0.16 per diluted share, for the impairment of Nazareth's long-lived assets;
  the after-tax gain of $36.3 million, or $0.68 per diluted share, on the sale of North Carolina;
  a combined pre-tax charge of $6.6 million, or $0.08 per diluted share, associated with refinancing the Company's Senior Notes; and
  a combined pre-tax non-cash charge of $1.0 million, or $0.01 per diluted share, for the net book value of assets removed related to the Daytona infield renovation and Michigan frontstretch reconfiguration projects.

Net income for the fiscal year ended November 30, 2003, was $105.4 million, or $1.98 per diluted share, which includes:

  Combined income, net of tax, from the discontinued operations of North Carolina and Nazareth of $3.5 million, or $0.06 per diluted share;
  a non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share, for the net book value of assets removed at Homestead-Miami Speedway;
  the aforementioned pre-tax charge of $2.5 million, or $0.03 per diluted share, associated with the non-return of the organization and rights fee for California's CART event; and
  a revenue contribution to ISC's Food, Beverage and Merchandise Income of $1.6 million, or $0.02 per diluted share, related to the Company's ongoing activities to audit third party vendors' sales reports for prior years.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustments relate to: (1) the presentation of the operations of North Carolina Speedway and Nazareth Speedway as discontinued; (2) the presentation of the sale of North Carolina as discontinued; (3) the write-off of the net book value of certain undepreciated assets removed in connection with major track reconfiguration/renovation projects at Homestead-Miami Speedway, Daytona International Speedway and Michigan International Speedway; and (4) charges associated with refinancing the majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

2004 Fourth Quarter Highlights

Highlights of the fourth quarter of 2004 include:

  As a result of NASCAR's Realignment initiatives, California successfully hosted its inaugural Labor Day NEXTEL Cup and Busch weekend, posting a more than 65 percent increase in Cup attendance as compared to the event held during the Labor Day weekend at Darlington in 2003.
  Richmond International Raceway posted increased attendance for its NASCAR Triple Header Weekend, highlighted by record Busch attendance and a 15 percent increase in average household television viewership for the sold out NEXTEL Cup Chevy Rock and Roll 400.
  Chicagoland Speedway recorded sold-out attendance for its IRL IndyCar and ARCA racing weekend, and California hosted a successful NASCAR Craftsman Truck/IRL IndyCar series weekend.
  Talladega Superspeedway posted increased attendance for its NEXTEL Cup/ARCA weekend.
  Kansas Speedway hosted another sold-out NEXTEL Cup and Busch racing weekend showcasing exciting on-track competition. The fourth race in the NASCAR NEXTEL Cup Chase for the Championship also posted strong viewership results with a five percent increase in average households over the prior year.
  Martinsville hosted a successful NEXTEL Cup and Craftsman Truck weekend highlighted by a capacity crowd on-hand for the Subway 500 NEXTEL Cup event, which also posted a ten percent increase in average household viewership.
  Phoenix International Raceway once again hosted a sold out Checker Auto Parts 500 NEXTEL Cup race with Dale Earnhardt Jr. returning to victory lane for the sixth time of the 2004 season. Television viewership for the eighth race in the Chase for the Championship increased five percent over the prior year.
  A near capacity crowd was on-hand for Darlington's NEXTEL Cup series Mountain Dew Southern 500 to watch Jimmie Johnson record his series-leading eighth victory of the season. In addition, more than 5.5 million households tuned in to witness the second to last race of the season.
  Homestead-Miami hosted a highly successful Ford Championship NASCAR finale weekend, highlighted by a sold out crowd for the Ford 400 Cup race and increased attendance for the Busch and Craftsman Truck events. Broadcast performance for the Ford 400 surged ahead of the prior year, posting a 40 percent increase in average household viewership and garnering the highest rating ever for a Cup race broadcast in direct competition with the NFL.

"The fourth quarter concluded a very strong year for the Company," commented Lesa France Kennedy, President of ISC. "Revenue growth for the quarter was driven by increased broadcast rights revenue as well as stronger admissions, sponsorship, hospitality, and food and beverage revenue. While the timing of the Labor Day weekend, our mid-year acquisition of Martinsville and the impact of schedule realignment significantly contributed to fourth quarter results, it is important to note that on a comparable event basis, we experienced top line growth across all major revenue categories."

Contributing to year-over-year revenue growth was the acquisition of Martinsville and the realignment of a NASCAR NEXTEL Cup Series weekend from North Carolina to California for 2004. In addition, a 21 percent increase in domestic television rights fees for comparable Cup and Busch events and higher sponsor spending contributed to full year 2004 results. ISC leveraged agreements with more than 350 marketing partners in 2004, including new sponsorships with Nextel, Unilever, Sunoco and AOL, to name a few. The Company also renewed its significant multi-track partnership with Pepsi, the largest marketing agreement announced by ISC to date, excluding Nextel's collective ten-year agreements with its facilities. Finally, the Company posted an overall increase in hospitality revenue for comparable events during the year.

"Our ongoing success in securing multi-year, multi-track sponsorship agreements with major corporate partners validates the appeal of ISC's nationwide footprint," Ms. France Kennedy continued. "Our portfolio of events provides continuity and enables advertisers to reach consumers in key markets throughout the entire racing season. In addition, our unwavering commitment to enhancing partner relationships contributes to sponsor satisfaction, a key contributor for securing future sponsorship agreements."

Speedweeks kicks off on February 5, 2005, with the 24-hour Grand American Rolex 24 at Daytona. SPEED Channel is scheduled to air 14-1/2 hours of live coverage of the country's premier sports car endurance race. Speedweeks culminates with the 47th running of the Daytona 500 on February 20th. FOX and FX will partner to broadcast major Speedweeks events including the NASCAR NEXTEL Cup Series Budweiser Shootout, Gatorade Duel and Daytona 500, as well as the NASCAR Busch Series Hershey's TAKE 5 300. In addition, SPEED Channel will provide continuous live coverage from Speedweeks, including the NASCAR Craftsman Truck Series Florida Dodge Dealers 250, which will once again run "under the lights".

The Company is also making progress on its external development initiatives. In the New York borough of Staten Island, ISC's majority owned subsidiary, 380 Development Corp., recently closed on the $9 million purchase of a 236-acre parcel of land from Duke Energy. The acquisition completes the total acreage required for a proposed motorsports and retail development project that ISC is pursuing with Related Retail Corporation (minority member of 380 Development Corp.). However, the ultimate decision to develop a motorsports facility will be based on the overall results of an ongoing detailed feasibility study and analysis of estimated construction cost (currently estimated between $550 and $600 million, including land costs), availability of public incentives, permitting considerations, traffic and transportation analyses, and other necessary project reviews. The Company remains optimistic for its prospects to bring NASCAR racing to New York City.

In the Pacific Northwest, ISC continues to evaluate suitable locations for the development of a motorsports facility in the region. Interest in the project is strong from several municipalities as well as state representatives. The Company is optimistic of its prospects in this underserved region of the country and anticipates continued progress in the near future.

Outlook

ISC reiterates its previously issued 2005 fiscal year first quarter guidance for revenues of $170 to $175 million and earnings of $0.69 to $0.71 per diluted share. In addition, full year guidance remains unchanged with revenues expected between $705 and $725 million and earnings of $2.77 to $2.85 per diluted share.

"We are very excited and optimistic for the beginning of the 2005 racing season," Ms. France Kennedy continued. "Overall advanced ticket sales are trending ahead of last year and we look forward to posting solid results for the first quarter. In addition, we recently began construction on the frontstretch renovation at Michigan. The project will create a more festive and fan-friendly concourse area around the entrance of the facility as well as a new suite/club seat structure that will include 900 club seats and six incremental luxury suites. We expect capital spending at our existing facilities to approximate $100 million for 2005, which includes the Michigan renovation project, the addition of 1,600 grandstand seats at Kansas, and other projects either approved by ISC's Board of Directors or expected to be approved in the coming months."

Ms. France Kennedy concluded, "Building off the momentum of 2004 and supported by our sound business fundamentals and aggressive marketing initiatives, we anticipate another record year in 2005. In addition to event realignment at several of our facilities and our mid-year acquisition of Martinsville in 2004, we expect growth in NASCAR television rights fees, as well as attendance-related and corporate marketing revenues to positively impact our full year results. The sport of NASCAR has experienced a significant increase in popularity due to recent industry initiatives including the entrance of Nextel, schedule realignment and the NEXTEL Cup Chase for the Championship, all of which benefit the sport's constituents. Moreover, due to our strengthened nationwide footprint, portfolio of premier events, and ongoing progress in our development projects in New York and the Pacific Northwest, we are strongly positioned for future long-term growth."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern time. To participate, dial (973) 582-2710 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section. This section has been expanded to include a full range of company, financial, corporate governance and other data that is useful to the financial community.

A replay will be available one hour after the end of the call through midnight Thursday, February 3, 2005. To access, dial (973) 341-3080 and enter the code 5610601, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Balance Sheets
(In Thousands)

	November 30, 2003	November 30, 2004
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 223,973	$ 275,778
Short-term investments	201	200
Receivables, less allowance of $1,500 in 2003 and 2004	37,996	52,798
Inventories	5,496	7,267
Prepaid expenses and other current assets	4,078	5,032
Total Current Assets	271,744	341,075
Property and Equipment, net	884,623	969,095
Other Assets:		
Equity investments	33,706	38,468
Intangible assets, net	1,033	148,989
Goodwill	92,542	99,265
Other	20,144	22,618
	147,425	309,340
Total Assets	$ 1,303,792	$ 1,619,510
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 232,963	$ 7,505
Accounts payable	15,739	28,854
Deferred income	106,998	114,518
Income taxes payable	6,877	25,241
Other current liabilities	13,928	15,078
Total Current Liabilities	376,505	191,196
Long-Term Debt	75,168	369,315
Deferred Income Taxes	113,414	165,617
Long-Term Deferred Income	11,894	11,503
Other Long-Term Liabilities	346	141
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 28,359,173 and 28,858,934 issued and outstanding in 2003 and 2004, respectively	283	289
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 24,858,610 and 24,409,903 issued and outstanding in 2003 and 2004, respectively	249	244
Additional paid-in capital	694,719	696,882
Retained earnings	34,602	187,689
Accumulated other comprehensive loss	(333)	(22)
	729,520	885,082
Less unearned compensation-restricted stock	3,055	3,344
Total Shareholders' Equity	726,465	881,738
Total Liabilities and Shareholders' Equity	$ 1,303,792	$ 1,619,510

Consolidated Statements of Cash Flows

	Year Ended November 30,	
	2003	2004
	(In Thousands)	
OPERATING ACTIVITIES		
Net income	$ 105,448	$ 156,318
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	44,171	45,687
Amortization of financing costs	294	250
Amortization of unearned compensation	1,695	1,734
Deferred income taxes	38,471	52,146
Undistributed income from equity investments	(2,553)	(2,754)
Impairment of long-lived assets	-	13,217
Gain on sale of discontinued operations	-	(63,926)
Loss on early redemption of debt	-	4,988
Homestead-Miami Speedway track reconfiguration	2,829	-
Other, net	(37)	1,028
Changes in operating assets and liabilities:		
Receivables, net	(7,439)	(10,959)
Inventories, prepaid expenses and other assets	(990)	(2,569)
Accounts payable and other liabilities	1,040	9,215
Deferred income	8,868	3,187
Income taxes payable	2,939	18,424
Net cash provided by operating activities	194,736	225,986
INVESTING ACTIVITIES		
Capital expenditures	(72,587)	(135,218)
Proceeds from asset disposals	178	86
Acquisition of businesses	-	(195,325)
Proceeds from sale of discontinued operations	-	100,391
Equity investment	-	(2,008)
Proceeds from short-term investments	400	400
Purchases of short-term investments	(400)	(400)
Proceeds from affiliate	4,075	-
Other, net	(1,552)	(1,442)
Net cash used in investing activities	(69,886)	(233,516)
FINANCING ACTIVITIES		
Proceeds from long-term debt	-	299,570
Payment of long-term debt	(5,775)	(231,890)
Payment of long-term debt redemption premium	-	(5,340)
Deferred financing fees	(820)	(2,626)
Proceeds from interest rate swaps	-	2,771
Cash dividends paid	(3,193)	(3,196)
Reacquisition of previously issued common stock	(352)	(396)
Exercise of Class A common stock options	-	442
Net cash (used in) provided by financing activities	(10,140)	59,335
Net increase in cash and cash equivalents	114,710	51,805
Cash and cash equivalents at beginning of period	109,263	223,973
Cash and cash equivalents at end of period	$ 223,973	$ 275,778

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